Security Devices International Inc.

OFFICE
107 Audubon Rd.
Bldg 2. Suite 201
Wakefield, MA 01880
(978) 868-5011
info@securitydii.com

FACTORY / SHIPPING
25 Sawyer Passway
Fitchburg, MA 01420
(978) 868-5011
orders@securitydii.com

September 4, 2019

James Dunfey
2 Bradford Rd.,
Wilmington, MA 01887

jamesdunfey@comcast.net

Dear Jim,

It is with great pleasure that I present to you this offer of employment with Security Devices International, Inc. (the "Company") dba Byrna on the following terms and conditions:

1. **Position:** Controller

2. **Start Date:** Your employment with the Company will commence on or about September 30, allowing time to complete reference checking and you giving notice to your current employer.

3. **Base Compensation:** You will be compensated at $133,000 annually, payable semi-monthly in accordance with the Company's standard payroll policies (subject to normal required withholding.) It is understood that during the quarterly and annual audits and at other times throughout the year there will be additional hours required from you and your staff, and that those hours are included in your annual salary.

4. **Annual Bonus:** Upon the conclusion of the fiscal year following the first anniversary of your employment, you will be eligible for a discretionary bonus of 10% to 30% of your base compensation in accordance with the company's bonus plan, based upon (1) the profitability and cash position of the Company, as well as (2) your personal performance.

5. **Stock Options:** Upon the conclusion of the fiscal year following the first anniversary of your employment, you will also be eligible for a discretionary award of 133,000 incentive stock options to purchase shares in Security Devices International in accordance with the company's stock option plan in effect at that time. In each of the following two years, so long as you continue to be an employee with the company, you will be eligible for additional incentive stock options equal to or greater than your initial award. These options will vest immediately upon issuance. The precise terms of such option grants will be in accordance with the company's stock option then in effect.

6. **Classification:** This position is considered exempt for purposes of federal wage-hour law.

7. **Benefits:** You will be eligible to participate in the group health plans and other benefits the Company provides to comparable employees including Company-approved paid time off (PTO), in accordance with Company practices. If elected, health insurance benefits are effective 30 days following your date of employment. The Company will cover 80% of the cost of health insurance. Paid time off will be comprised of two weeks of vacation, ½ personal day which accrue over the course of the calendar year.

8. **Standard Employee Agreements:** You will also be required to read and sign the Company's Code of Business Conduct & Ethics and to read and certify your agreement to comply with the Company's Insider Trading Policy (attached hereto).

9. **At-Will Employment:** As an at-will employer, the Company cannot guarantee employment for any specific duration. You are free to quit, and the Company is entitled to terminate your employment at any time, with or without cause or prior warning. This provision can only be changed or revoked in a formal written contract signed by the CEO and cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor. Even though your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time during your tenure, the "at-will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the CEO of the Company.

10. **Miscellaneous:** It will be necessary for you to provide proof of your identity and authorization to work in the United States as required by federal immigration laws. In addition, you will be required to complete the necessary tax and benefit enrollment forms upon starting employment.

11. **Entire Agreement:** This letter constitutes the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter, you acknowledge that you are not relying on any promises or representations that are not contained in this letter. This agreement can only be modified or amended by a subsequent written agreement signed by you and an authorized officer of the Company.

12. **Severability:** If any provision of this agreement is declared by an court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions, which shall be fully severable and the agreement shall be construed and enforced as if such invalid portion had never been included.

13. **Notices:** All notices required to be given pursuant to this agreement shall be made in writing either by personal delivery to the party requiring notice, or by mailing such notice by certified mail, return receipt requested, to the last known address of the party requiring notice as evidenced by the records of the Company. The effective date of the notice, if mailed, shall be the third day after the date of the postmark, whether the receipt of delivery is receipted for or not by the recipient of the notice.

Please indicate your acceptance of our offer by signing below and returning to me no later than September 6, 2019. If you have any questions about this offer, please contact me at 781-420-1428.

Jim, we look forward to having you as part of our team and believe you will find this opportunity both challenging and rewarding.

Sincerely,

Bryan S. Ganz
Chief Executive Officer

ACKNOWLEDGEMENT:

I acknowledge and agree to the terms stated in this letter.

Signature

Date 9/6/19

James Dunfey

Name Printed